Exhibit 99.1

Courier Corporation Reports Second Quarter Results; Continuing
Operations Yield Sales of $50 Million, Income of $.47 Per Share

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--April 15, 2004--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, today announced results for the quarter ending March 27, 2004, the second quarter of the company's 2004 fiscal year. Courier reported income from continuing operations of $3.9 million, or $.47 per diluted share, substantially similar to the corresponding second-quarter results of $3.8 million or $.47 per diluted share last year. Sales from continuing operations were $49.7 million for the quarter, up 2% from second-quarter sales of $48.6 million in fiscal 2003.
    For the first six months of Courier's 2004 fiscal year, income from continuing operations was $7.8 million or $.95 per diluted share, up 3% from $7.5 million or $.93 per diluted share for the first half of fiscal 2003. Six-month sales for fiscal 2004 were $96.5 million, off 1% from $97.4 million in the first half of last year.
    Both the second-quarter and six-month results include results from Research & Education Association (REA) for the period since January 6, 2004, the date Courier acquired REA. Results from Courier Custom Publishing, which was sold by Courier in December 2002, were accounted for as a discontinued operation in fiscal 2003 and had no impact in fiscal 2004.
    "We worked hard throughout this quarter to overcome a slow January," said Courier Chairman and Chief Executive Officer James F. Conway III. "While we fell a bit short of our second-quarter targets, we were rewarded by a steady increase in orders, ending the quarter with healthy press loads indicating a stronger second half of the year. During the quarter, we gained market share with several book manufacturing customers, successfully integrated REA's operations into our specialty publishing segment, and made excellent progress in the installation of a major new four-color press at our Kendallville, Indiana plant. As expected, startup costs for the press of approximately $150,000 reduced our second-quarter earnings, but the press is now in operation, ahead of schedule and in time for the higher volumes we expect in the third and fourth quarters."

    Results by segment

    Book manufacturing sales for the second quarter of fiscal 2004 were $41.0 million, comparable to last year's second quarter. Second-quarter pretax income for the segment was $4.9 million, up 4% from a year earlier. For the first six months of fiscal 2004, book manufacturing sales were down 3% from fiscal 2003, while pretax income was up 3%.
    As a book manufacturer, Courier serves publishers in three markets: religious, education and specialty trade. Sales to the religious market were up 2% over both the second quarter and first six months of last year, helped by stronger religious trade sales in keeping with longer-term market trends. Sales to the education market were up 14% for the second quarter and 6% for the first half of the fiscal year. Sales to the elementary/high school market were particularly strong in the quarter, primarily as a result of gains in market share. Sales to the specialty trade market were down 20% from a strong second quarter in fiscal 2003, and off 14% through six months. One cause of the decline was slow sales of computer game books as a result of the maturing of current game platforms and the absence of new "blockbuster" games. In addition, reprint orders were very slow as the quarter began, but picked up as it progressed.
    "Strong education sales were a highlight of the second quarter in our book manufacturing segment," said Mr. Conway. "In a tough competitive environment, we gained significant share in the elementary and high school market. Our slower trade sales reflected cautious ordering by publishers as well as cyclical factors in the market for game books. Fortunately, we continued to improve our production efficiency, partially offsetting the impact of uncertainty in the market and related pricing pressure. And we continued to deliver outstanding service to our customers even as the pace of orders accelerated toward the end of the quarter. The combination of pricing, product mix, and start up costs related to our new press caused gross margin in the segment to decline from 28.2% to 26.8% of sales. But the press's arrival and successful installation bodes well for our ability to keep up with the higher volumes we foresee in the second half, and to deliver these higher volumes with greater efficiency than ever."
    With the acquisition of Research & Education Association (REA) on January 6, Courier's specialty publishing segment includes two businesses: REA and Dover Publications. Overall, the segment reported second-quarter sales of $10.1 million, up 12% from $9.1 million in last year's second quarter, with the increase attributable to sales at REA. The segment's pretax income was $1.1 million for the quarter, a decline of 10% from fiscal 2003's second-quarter figure of $1.2 million. These mixed results reflect cautious ordering by major bookstore chains served by Dover Publications, as well as timing issues related to Dover's direct marketing program. Sales to retailers, which account for 70% of all Dover sales, were down 4% in the quarter, with bookstore chains down 11%. At the same time, sales to crafts stores and other nontraditional outlets, while generally strong, were off against fiscal 2003 due to a large special order received in last year's second quarter. Dover direct-to-consumer sales grew by 8% over an outstanding quarter last year, while international sales were up 13% for the second quarter and 21% for the fiscal year to date. REA had second-quarter sales of $1.1 million and was neutral to income, in line with expectations.
    "The major news in our specialty publishing segment this quarter was our completion of the acquisition of Research & Education Association (REA), a publisher of highly regarded study guide books and software for users ranging from high school students to professionals in a variety of fields," said Mr. Conway. "REA's integration into Courier progressed smoothly, and we believe it extends the segment's capabilities in valuable ways. This spring REA became the first publisher to offer a study guide for the new SAT scheduled to be implemented throughout the United States in 2005.
    "Dover continued to grow its direct-to-consumer and international business, but faced a challenging quarter in domestic trade, with slower orders from some of the large bookseller chains," continued Mr. Conway. "We have been adjusting our consumer catalog mailing schedule, and we expect that the changes will drive significantly greater direct sales in the second half of the year and should lead to improved bookstore sales as well. We also continued to build our business through non-bookstore channels, where Dover's extraordinary variety of specialized content offers unique value. Overall, we expect Dover to return to double-digit sales growth in the third and fourth quarters."

    Outlook

    "While our second-quarter results were slightly below plan, we remain confident about reaching our full-year earnings goals," said Mr. Conway. "Trends have grown increasingly positive across virtually all of our operations, and we enter our third quarter with the healthiest order flow in recent memory. With growing share at several accounts and our new press adding to capacity just in time for this year's school textbook season, we look forward to substantially improved performance in the second half, with full-year earnings in line with earlier guidance.
    "For fiscal year 2004 as a whole, we expect Courier's sales from continuing operations to be in the range of $214 to $219 million, representing an increase of 6% to 8% over fiscal 2003 sales. And we expect earnings per diluted share from continuing operations to be in the range of $2.57 to $2.67, up approximately 8% to 13% from last year's comparable earnings of $2.37 per diluted share. By adhering to our proven formula of steady gains in internal efficiency, superior market focus and the best customer service in the industry, we believe we have excellent prospects for achieving Courier's eighth consecutive year of earnings growth."

    About Courier Corporation

    Courier Corporation prints, publishes and sells books.
Headquartered in North Chelmsford, Mass., Courier has two lines of business: full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

    Forward-Looking Information

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, unanticipated changes in operating expenses, changes in technology, changes in copyright laws, changes in tax policy including export credits, and general changes in economic conditions. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.


                          COURIER CORPORATION
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
           (Dollars in thousands, except per share amounts)

                               QUARTER ENDED       SIX MONTHS ENDED
                            March 27,  March 29,  March 27,  March 29,
                                2004       2003       2004       2003

Net sales                    $49,663    $48,605    $96,482    $97,387
Cost of sales                 34,136     33,019     65,326     66,413

  Gross profit                15,527     15,586     31,156     30,974

Selling and administrative
 expenses                      9,636      9,788     19,274     19,486
Interest (income) expense        (27)        26        (54)        68

    Income before taxes        5,918      5,772     11,936     11,420

Provision for income taxes     2,067      1,984      4,173      3,883

    Income from continuing
     operations               $3,851     $3,788     $7,763     $7,537

Discontinued operations,
 net of tax                        -         33          -        796

Net income                    $3,851     $3,821     $7,763     $8,333

Income per diluted share from:
   Continuing operations       $0.47      $0.47      $0.95      $0.93
   Discontinued operations         -          -          -       0.10

Net income per diluted
 share                         $0.47      $0.47      $0.95      $1.03

Cash dividends declared per
 share                       $0.0875     $0.075     $0.175      $0.15

Wtd. average diluted shares
 outstanding               8,229,000  8,106,000  8,210,000  8,090,000

SEGMENT INFORMATION:

Net sales:
Book Manufacturing           $40,988    $41,127    $80,645    $82,967
Specialty Publishing          10,124      9,077     19,191     17,442
Intersegment sales            (1,449)    (1,599)    (3,354)    (3,022)
    Total for continuing
     operations              $49,663    $48,605    $96,482    $97,387

Income before taxes:
Book Manufacturing            $4,907     $4,714     $9,730     $9,428
Specialty Publishing           1,067      1,188      2,380      2,249
Intersegment profit              (56)      (130)      (174)      (257)
    Total for continuing
     operations               $5,918     $5,772    $11,936    $11,420

Net income per diluted share:
Book Manufacturing             $0.39      $0.39      $0.78      $0.78
Specialty Publishing            0.08       0.09       0.18       0.17
Intersegment profit                -      (0.01)     (0.01)     (0.02)
    Total for continuing
     operations                $0.47      $0.47      $0.95      $0.93

Shares outstanding and per share amounts have been retroactively adjusted to reflect a three-for-two stock split effected on December 5, 2003.


                          COURIER CORPORATION
           CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)

                                              March 27,  September 27,
ASSETS                                           2004          2003

Current assets:
  Cash and cash equivalents                     $8,164       $23,824
  Accounts receivable                           30,306        29,174
  Inventories                                   24,935        20,681
  Deferred income taxes                          3,202         3,164
  Other current assets                             371           830
    Total current assets                        66,978        77,673

Property, plant and equipment, net              46,739        43,342
Goodwill                                        33,541        24,847
Prepublication costs                             4,928         3,810
Other assets                                     1,453         1,429

    Total assets                              $153,639      $151,101


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt             $81           $81
  Accounts payable                               6,411         6,494
  Accrued taxes                                  3,871         6,521
  Other current liabilities                     10,680        13,717
    Total current liabilities                   21,043        26,813

Long-term debt                                     553           593
Deferred income taxes                            6,706         5,597
Other liabilities                                2,630         2,678

    Total liabilities                           30,932        35,681

    Total stockholders' equity                 122,707       115,420

    Total liabilities and stockholders'
     equity                                   $153,639      $151,101


                          COURIER CORPORATION
      CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)

                                              For the Six Months Ended
                                              March 27,      March 29,
                                                 2004           2003

Operating Activities:
  Net income                                    $7,763         $8,333
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization                5,329          5,057
    Deferred income taxes                        1,071            526
    Changes in working capital                  (8,550)        (2,581)
    Gain on sale of discontinued
     operation                                       -           (861)
    Other, net                                     385           (350)

Cash provided from operating activities          5,998         10,124

Investment Activities:
   Capital expenditures                         (7,580)        (2,373)
   Prepublication costs                         (1,249)        (1,107)
   Business acquisition                        (11,850)             -
   Proceeds from sale of assets                      -          1,500

Cash used for investment activities            (20,679)        (1,980)

Financing Activities:
   Repayments of debt, net                         (40)           (39)
   Cash dividends                               (1,399)        (1,174)
   Proceeds from stock plans                       460            373

Cash used for financing activities                (979)          (840)

Increase (decrease) in cash and cash
 equivalents                                   (15,660)         7,304

Cash and cash equivalents at the
 beginning of the period                        23,824          5,630

Cash and cash equivalents at the end of
 the period                                     $8,164        $12,934

    CONTACT: Courier Corporation
             James F. Conway III, Chairman,
             President and Chief Executive Officer
             or
             Robert P. Story, Jr.
             Senior Vice President and
             Chief Financial Officer
             978-251-6000
             www.courier.com